Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-148302 and 333-148303 on Form S-8 of 1st Century Bancshares, Inc. of our report dated March 6, 2012, relating to the consolidated financial statements of 1st Century Bancshares, Inc. for the year ended December 31, 2011, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sacramento, California

March 6, 2012